EXHIBIT 99.1

Non-GAAP Financial Measures

The SEC has issued rules to regulate the use in filings with the SEC and in public disclosures of non-GAAP financial measures, such as operating results for the fiscal year ended May 31, 2007, net income before interest (income) expense, net, provision for income taxes and depreciation and amortization (“EBITDA”), and Adjusted EBITDA and the ratios related thereto. Palm has included non-GAAP financial measures in this presentation, including, for example, with respect to its operating results for the fiscal year ended May 31, 2007, EBITDA and Adjusted EBITDA, which may not comply with the SEC rules governing the presentation of non-GAAP financial measures in SEC filings. Palm defines Adjusted EBITDA as EBITDA further adjusted to exclude stock based compensation, net other non-operating income (expense), in-process research and development, legal settlements, restructuring charges (adjustments) and employee separation costs. Adjusted EBITDA is not a measure of operating income, performance or liquidity under GAAP and is subject to important limitations. In particular, these non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in the Company’s financial results for the foreseeable future. In addition, other companies, including other companies in Palm’s industry, may calculate non-GAAP financial measures differently than the Company does, limiting their usefulness as a comparative tool. Palm’s management uses Adjusted EBITDA principally as a measure of its operating performance and believes that Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. Palm also believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. For a presentation of net income (loss) as calculated under GAAP and a reconciliation to Palm’s EBITDA and Adjusted EBITDA, see “Summary historical financial information”.

Executive summary

Palm, Inc. (“Palm” or the “Company”) is a leading provider of mobile computing solutions that enable consumers and professionals to communicate with one another and to access and share their most important information through a single, converged device. The Company’s products include Treo™ smartphones (“Treos”) and handheld computers, as well as add-ons and accessories for these products. Palm has a long-standing track record of innovation and has been instrumental in defining new product categories that provide a simple and intuitive computing experience. For fiscal 2007, Palm generated revenue, net income and Adjusted EBITDA of $1,560.5 million, $56.4 million and $119.6 million, respectively. Smartphones represented approximately 80% of total revenue for fiscal 2007 and sell-through units reached a company record totaling 2.7 million units, up 34% year over year.

Palm revolutionized mobile computing with the introduction of the Palm Pilot in 1996 and has pioneered its second category-defining product with the introduction of the Treo. Palm set the standard in smartphones with the Treo product line, which merges a full-feature cellular telephone with a QWERTY/AZERTY keyboard-based computer to provide communication, computing and multimedia applications in a single and compact form factor. In addition to industry standard operating systems, Palm has also developed a wide range of software that delivers sophisticated computing and communications applications which are easy to understand and use. From the original Palm Pilot to today’s smartphones and handheld computers, Palm has maintained a strong position in its target markets.

According to Canalys, Palm is the #2 global provider of smartphones in its core market, which Palm has defined as the worldwide smartphone market, excluding Symbian Series 60 phones and phones sold into Asia, and the #2 provider of smartphones in the U.S. The worldwide smartphone market represents the fastest growing segment of the mobile handset industry, with a projected unit compounded annual growth rate (“CAGR”) of 30% from 2006 to 2011 according to IDC. Palm is also the #1 global provider of handheld computers according to Canalys. In the Company’s history through the end of fiscal 2007, Palm has sold approximately 32.9 million handheld computers and approximately 6.6 million smartphones. Palm has a loyal customer base and strong brand identity. Palm distributes its products through a network of wireless carriers, as well as a broad array of retail and business distributors on a global basis. Palm currently has relationships with 98 wireless carriers worldwide, including eight of the top ten wireless carriers in terms of equity subscriptions, as of December 31, 2006, according to Pyramid Research. Equity subscriptions represent the sum of total subscribers on a wireless carrier’s network plus subscribers on the networks of other wireless carriers based upon the percentage ownership of such other wireless carriers. Palm’s patent portfolio currently includes over 1,700 patents and patent applications worldwide and it has a strong aftermarket software application developer community of over 25,000 developers. In combination, Palm believes these attributes provide strong competitive advantages that will help it sustain its leading market position.

In June 2007, Palm entered into a Preferred Stock Purchase Agreement and Agreement and Plan of Merger (“Stock Purchase Agreement”), with Elevation Partners, L.P. (“Elevation” or the “Sponsor”) and Passport Merger Corporation, a wholly-owned subsidiary of Palm, whereby Elevation and/on its permitted assigns will, subject to the satisfaction or waiver of the conditions set forth in the Stock Purchase Agreement, purchase 325,000 shares of Palm’s Series B Redeemable Convertible Preferred Stock, par value $0.001 per share (“Series B Convertible Preferred Stock”), for an aggregate purchase price of $325.0 million. Palm will utilize the net proceeds from the sale of Series B Convertible Preferred Stock, together with the net proceeds of $400.0 million of new debt and approximately $238.2 million of existing cash, cash equivalents and short-term investments, to fund a $9.00 per share one-time cash distribution to holders of Palm’s common stock, which is expected to total approximately $934.2 million based on the number of shares of Palm’s common stock outstanding at May 31, 2007 (the “Transaction”). Upon consummation of the Transaction, Jonathan Rubinstein will join Palm’s team as Executive Chairman and lead the Company’s product development efforts. Mr. Rubinstein has over 25 years of technology experience and most recently served as senior vice president of Apple Inc. (“Apple”) in its iPod division. In this capacity, Mr. Rubenstein was instrumental in creating the iPod.

Industry overview

The worldwide mobile handset market is a large market, with more than 1.0 billion phones shipped in 2006 according to IDC. IDC expects just over 1.4 billion phones to ship in 2011, representing an 8% CAGR between 2006 and 2011. Driving the growth of this market is a steadily expanding subscriber base. According to Gartner, there were approximately 2.7 billion worldwide mobile handset subscribers at the end of 2006. By 2011, Gartner expects there will be approximately 4.4 billion worldwide mobile handset subscribers, which represents an 11% CAGR from 2006 to 2011.

Smartphones represent the fastest growing segment within the worldwide mobile handset market. Smartphones are designed to enable data consumption and, as a result, offer a wide variety of features and functions such as internet access, server-based email, personal information management (“PIM”) and the ability to open documents in a variety of formats. In contrast, basic/feature phones are generally optimized for voice-only usage and lack many of the standard features provided by smartphones such as a touch screen or QWERTY/AZERTY keyboard, however, they often include consumer-oriented features such as a camera and/or music player. Smartphones comprised approximately 8% of the worldwide mobile handset market shipments for 2006 according to IDC. IDC projects that smartphones will comprise approximately 21% of the worldwide mobile handset market shipments by 2011, which represents a 30% CAGR from 2006 to 2011.

Within the worldwide mobile handset market there is a growing base of consumers that seek phones which offer feature-rich experiences. One key factor driving this trend is the growing importance of the replacement handset market as global saturation of mobile handsets continues. According to Cowen and Company Wireless Equipment Industry Outlook June 2007, replacement handsets comprised approximately 50% of the mobile handsets sold in 2006 and as of March 31, 2007, but are estimated to comprise approximately 78% of mobile handsets sold by 2010. Palm believes that replacement handset buyers tend to be more technology-

savvy and, as a result, seek phones which are more feature-rich than first time buyers. As the replacement handset market has grown, the free handset market has declined. Free handsets, generally offered as incentives to consumers who sign up for a long-term contract with a wireless carrier, have fallen to less than 30% of the U.S. mobile handset market from approximately 50% of the market just two years ago according to Credit Suisse Securities (USA) LLC (“Credit Suisse”). This suggests that consumers are more willing to spend money on a phone today than they were in the recent past, and that they typically do so in order to acquire a phone with enhanced features and functionality. These dynamics imply a growing base of consumers that seek smartphones, which creates a significant opportunity for Palm.

In addition to a rapidly growing base of consumers, smartphone demand growth is driven by wireless carriers. Smartphones enhance wireless carriers’ data-driven average revenue per unit (“ARPU”) which delivers a higher profit opportunity than voice-driven ARPU. Combined ARPU for the five largest U.S. wireless carriers has steadily declined at a (1)% CAGR over the past two years, primarily due to the weak performance of voice-driven ARPU, which has decreased at (5)% over the same period according to Credit Suisse. Conversely, data-driven ARPU for the five largest U.S. wireless carriers has increased at a 39% CAGR during the same period according to Credit Suisse. Given the strong economic rationale for doing so, Palm believes wireless carriers will continue to seek devices that help increase data usage as a percent of total ARPU by promoting the widespread adoption of smartphones among their subscribers.

Palm has defined its core market as the worldwide smartphone market, excluding Symbian Series 60 phones and phones sold into Asia. Palm has historically excluded Symbian Series 60 phones because the vast majority have only basic functionality and provide a more limited feature set. Palm has excluded Asia because the region is typically characterized by dramatically different usage patterns and technology platforms, and distribution in some Asian countries is largely government-controlled and, therefore, difficult to establish and maintain. Since playing an instrumental role in creation of the smartphone market in 2004, Palm has consistently maintained the #2 position in its core market according to Canalys. Going forward, Palm believes Symbian Series 60 phones will begin to include many of the features and functionality that smartphones currently include and access to the Asian markets will become a greater focus for Palm, thereby expanding its addressable market. In the first half of 2007 Palm held a 15% share of its core market alongside Research in Motion (“RIM”), which held 43% share according to Canalys. The remainder of Palm’s core market is comprised of players such as Motorola, Nokia, Samsung and Sony Ericsson as well as, most recently, Apple. As of June 30, 2007, each of these players held less than 10% share of Palm’s core market according to Canalys.

The worldwide smartphone market can be further subdivided into three segments: the enterprise segment, the small-to-medium business (“SMB”) segment, and the consumer segment. End users in each of these segments have distinct needs. For instance, the enterprise segment is characterized by end users who require robust email, high security, and manageable support. In contrast, end users in the SMB segment require a high level operating system, significant ease of use and software that is capable of delivering enterprise and consumer/entertainment solutions. In the consumer segment, end users desire aesthetically pleasing, reasonably priced devices, which often provide some incremental functionality beyond what a basic/feature phone provides. Palm believes that it maintains a leading position in the SMB market, given its ability to develop a compelling suite of applications, to provide a simple, easy-to-use, user interface and to continue to integrate these features and functions onto mobile devices. The Company believes its core competencies will enable it to take advantage of market growth across all three segments of the worldwide smartphone market.

Company overview

Palm is a leading provider of mobile computing solutions that enable consumers and professionals to communicate with one another and to access and share their most important information through a single, converged device. The Company’s products include Treos and handheld computers, as well as add-ons and accessories for these products. Palm has a longstanding track record of innovation and has been instrumental in defining new product categories that provide a simple and intuitive computing experience. For fiscal 2007, Palm generated revenue, net income and Adjusted EBITDA of $1,560.5 million, $56.4 million and $119.6 million, respectively. Smartphones represented approximately 80% of total revenue for fiscal 2007 and sell-through units reached a company record totaling 2.7 million units, up 34% year over year.

Palm revolutionized mobile computing with the introduction of the Palm Pilot in 1996 and has pioneered its second category-defining product with the introduction of the Treo. Palm set the standard in smartphones with the Treo product line, which merges a full-feature cellular telephone with a QWERTY/AZERTY keyboard-based computer to provide communication, computing and multimedia applications in a single and compact form factor. In addition to industry standard operating systems, Palm has also developed a wide range of software that delivers sophisticated computing and communications applications which are easy to understand and use. From the original Palm Pilot to today’s smartphones and handheld computers, Palm has maintained a strong position in its target markets.

Core products

The Company’s products include smartphones and handheld computers, as well as add-ons and accessories for these products.

Smartphones

Palm’s smartphones combine a full-featured mobile phone, wireless data applications including email, messaging and web browsing, as well as multimedia features and productivity software in a small, compact device. Palm’s smartphones are designed for individuals who would otherwise carry multiple devices such as a cell phone, a laptop and/or a handheld computer and are customized for wireless carrier networks in markets around the world. Palm offers smartphones with either the Palm Operating System (“Palm OS”) or Microsoft’s Windows Mobile Operating System (“WinMo OS”), which enables Palm to meet end user preferences. The Company believes that offering multiple operating systems allows it to compete more effectively across multiple market segments. In addition, Palm believes the applications it develops on top of both the Palm OS and the WinMo OS create a compelling user experience and differentiate Palm’s products in the mobile handset market. Each smartphone Palm produces includes data synchronization technology, or HotSync, which enables the device to synchronize with desktop applications such as Microsoft Outlook, and an infrared port for exchanging information with other devices. Organizer software is also standard on Palm’s smartphones. In addition, Palm’s smartphones feature wireless modem capabilities, access to email, the ability to respond to phone calls using text messaging, a QWERTY/AZERTY keyboard, a touch screen and built-in viewers and editors which allow users to view and edit Microsoft Word Mobile and Microsoft Excel Mobile files. Palm smartphones also offer the ability to listen to music and view videos. Smartphones represented approximately 80% of the total revenue for fiscal 2007 and are the highest growth driver of Palm’s business. In addition, smartphone sell-through units for fiscal 2007 reached a company record totaling 2.7 million units, up 34% year over year.

Within the last two years, Palm has diversified its product line and it increased the number of product introductions from one in fiscal 2005 to four in fiscal 2007, including Palm’s first ever European-focused product (the Treo 750v) and its first ever mid-priced product (the Treo 680).

Handheld computers

Palm’s handheld computers include organizer software, as well as an address book, date book, clock, to-do list, memo pad and calculator. These features provide efficient PIM, mobile computing and media experiences for entry-level consumers, mobile professionals, and serious business users. For fiscal 2007, handheld computers represented approximately 20% of the revenues. As technological innovations shift towards converged devices, Palm expects its research and development investment to focus on its smartphone product line, although it intends to continue to leverage its market leadership position to sell handheld computers profitably into the marketplace. According to Canalys, worldwide sales of handheld computers are forecast to decline at a 15% CAGR between 2007 and 2010.

Accessories

Palm offers add-ons and accessories to enhance the end user’s experience, which include portable keyboards, memory expansion cards for storage and content, modems, headsets and carrying cases. In addition, Palm provides the ability to purchase and download software applications through a link on the Company’s website.

Management

The Company has a strong and experienced management team led by Chief Executive Officer, Ed Colligan, who has over 23 years of technology experience, and Palm’s Chief Financial Officer, Andrew Brown, who has over 25 years of technology experience. Collectively, the nine individuals comprising Palm’s management team have over 200 years of combined experience in the industry. Complementing this experience, upon consummation of the Transaction with Elevation, Jonathan Rubinstein will join Palm as Executive Chairman and lead the Company’s product development efforts. Mr. Rubinstein has over 25 years of technology experience and most recently served as senior vice president of Apple in its iPod division. In this capacity, Mr. Rubenstein was instrumental in creating the iPod.

Sponsor

Elevation is a $1.9 billion private equity firm that makes large-scale investments in market-leading media, entertainment, and consumer-related businesses where it can partner with management to enhance growth and profitability through a combination of strategic capital and operational insight. Its investment team has a unique combination of media, entertainment, and technology domain knowledge and relationships, investing experience, and operating expertise. Elevation’s five partners are:

•	Fred Anderson, former Executive Vice President and Chief Financial Officer of Apple

•	Bret Pearlman, former senior managing director of The Blackstone Group

•	Marc Bodnick, founding principal of Silver Lake Partners

•	Roger McNamee, co-founder of Silver Lake Partners and Integral Capital Partners

•	Bono, lead singer and co-founder of the rock band U2

Recent developments

On September 4, 2007, Palm announced that it decided to cancel its Foleo mobile companion product in its current configuration and to focus on its next generation platform and its smartphones based on that platform. Palm expects to develop a Foleo mobile companion product based on the next generation platform. In connection with the cancellation of the Foleo product, Palm expects to take a charge to its earnings in the second quarter of fiscal 2008 of less than $10.0 million.

Sources and uses

The following table summarizes the estimated sources and uses of funds for the Transaction:

Sources and uses ($ millions)

Sources	Amount	Uses	Amount
Term Loan	$400.0	Cash distribution to holders of Palm common stock	$934.2
Series B Convertible Preferred Stock	325.0	Estimated fees and expenses[1]	29.0
Cash, cash equivalents and short- term investments	238.2

Total sources	$963.2	Total uses	$963.2

[1]	Reflects payment of estimated fees and expenses associated with the Transaction, including financing fees, advisory fees and other transaction and professional fees

Pro forma capitalization

Palm has strong liquidity pro forma for the Transaction with approximately $373.01 million cash balance at May 31, 2007. In addition, at May 31, 2007 pro forma for the Transaction, Palm has a ratio of net debt to Adjusted EBITDA1 of 0.3x and a modest ratio of total debt to Adjusted EBITDA of 3.4x. The table below outlines the Company’s pro forma capital structure:

Pro forma capitalization ($ millions)

			FYE May ‘07 EBITDA[2]
	Amount	% cap.	Total leverage	Net leverage
Cash and equivalents[1]	$373.0

Revolver	$0.0
Term Loan	400.0
Other debt[3]	9.2

Total debt	$409.2	29.7%	3.4x	0.3x

Series B Convertible Preferred Stock	325.0
Common equity valuation[4]	645.6

Total equity valuation	$970.6	70.3%	8.2x

Total capitalization	$1,379.8	100.0%	11.6x

[1]	Based on $308.5 million estimated cash balance at 5/31/07 after giving effect to the Transaction; pro forma for $64.5 million cash proceeds from June 2007 sale of land
[2]	FYE May ‘07 pro forma Adjusted EBITDA of $119.0 million
[3]

$9.2 million includes payables to ACCESS Systems Americas, Inc. (formerly PalmSource, Inc.) (“ACCESS Systems”) related to the Palm brand and to Oracle Corporation (“Oracle”) related to a license as of May 31, 2007

[4]

Based on pro forma equity calculated as current total firm value ($1006.8 million as of 9/14/07), less pro forma net debt of $36.2 million (pro forma debt of $409.2 million less pro forma cash of $373.0 million) less Series B Convertible Preferred Stock of $325.0 million

Summary of historical financial information

Historical financial performance

	Years ended May 31,			Pro forma for the year ended May 31, 2007
(dollars in thousands except average selling prices (“ASP”)	2005	2006	2007
Statement of income data:
Revenues[1]	$1,270,410	$1,578,509	$1,560,507	$1,560,507
Cost of revenues[2]	879,458	1,057,708	985,369	985,369

Gross profit	$390,952	$520,801	$575,138	$575,138

Operating expenses:
Sales and marketing[2]	171,646	205,794	248,685	248,685
Research and development[2]	90,060	136,243	190,952	194,272
General and administrative[2]	40,872	44,297	59,762	59,762
In-process research and development	—	—	3,700	3,700
Amortization of intangible assets	7,806	4,589	1,981	1,981
Legal settlements	—	23,775	—	—
Restructuring charges (adjustments)	(360)	792	—	—
Employee separation costs[2]	3,400	—	—	—

Total operating expenses	313,424	415,490	505,080	508,400

Operating income	77,528	105,311	70,058	66,738
Interest and other income (expense) net	3,003	11,336	22,369	(18,325)

Income before income taxes	80,531	116,647	92,427	48,413
Income tax provision (benefit)[3]	14,144	(219,523)	36,044	18,741

Net income	$66,387	$336,170	$56,383	$29,672

Balance sheet data (as of the end of the period):
Cash, cash equivalents and short-term investments[4]	$362,699	$518,894	$546,685	$308,463
Total assets	950,032	1,487,522	1,548,002	1,327,313
Total debt[5]	54,757	56,105	9,219	409,219
Series B convertible preferred stock[6]	—	—	—	313,476
Total stockholders’ equity	581,023	983,905	1,062,411	128,246

Statement of cash flow data:
Net cash provided by (used in):
Operating activities	$113,048	$138,200	$168,191
Investing activities	(102,706)	(191,461)	(98,910)
Financing activities	19,253	38,558	(54,612)

Other data:
EBITDA[7]	$99,451	$122,328	$90,070	$86,750
Adjusted EBITDA[7]	105,947	151,348	119,644	119,044
Capital expenditures	15,279	18,944	24,651	24,651
Ratio of total debt to Adjusted EBITDA	—	—	—	3.4x
Ratio of net total debt to Adjusted EBITDA[8]	—	—	—	0.3x
Ratio of pro forma Adjusted EBITDA to pro forma interest expense[9]	—	—	—	3.0x
Smartphone units (sell-through) (units in millions)	1.1	2.0	2.7	2.7
Handheld units (sell-through) (units in millions)	3.3	2.6	1.8	1.8
Smartphone ASP	$454	$468	$463	$463
Handheld ASP	$192	$176	$173	$173

Free cash flow data:
Adjusted EBITDA	$105,947	$151,348	$119,644	$119,044
Less: Capital expenditures	(15,279)	(18,944)	(24,651)	(24,651)
Less: Cash taxes	(7,561)	(5,878)	(8,900)	(8,900)
Plus: Change in working capital	23,396	5,848	39,839	80,534
Plus: Interest income / (Expense)	4,432	14,020	23,988	(16,707)

Free cash flow	$110,935	$146,394	$149,920	$149,320

Free cash flow as a % of revenue	9%	9%	10%	9%

[1]	Palm sells products in two product lines: smartphones and handheld computers. Revenues by product line are as follows (dollars in thousands):

	Years ended May 31,			Pro forma for the year ended May 31, 2007
	2005	2006	2007
Revenues
Smartphones	$587,740	$1,088,312	$1,250,040	1,250,040
Handheld computers	682,670	490,197	310,467	310,467

	$1,270,410	$1,578,509	$1,560,507	$1,560,507

[2]

Prior to June 1, 2006, the Company accounted for stock-based compensation expense under APB No. 25, Accounting for Stock issued to Employees, which measured stock-based compensation expense using the intrinsic value method. As of June 1, 2006, the Company accounts for stock-based compensation expense under SFAS No. 123(R), Share-Based Payment, which requires stock-based compensation expense to be recognized based on grant date fair value. Periods prior to June 1, 2006, have not been restated to conform with the provisions of SFAS No. 123(R).

	Years ended May 31,			Pro forma for the year ended May 31, 2007
	2005	2006	2007
Cost of revenues	$23	$13	$2,276	$2,276
Sales and marketing	753	656	6,012	6,012
Research and development	256	284	9,024	11,744
General and administrative	661	816	6,943	6,943
Employee separation costs	334	—	—	—

	$2,027	$1,769	$24,255	$26,975

Pro forma stock-based compensation expense includes $2.7 million of stock-based compensation for Mr. Rubinstein’s option and restricted stock unit grants he will receive upon the closing of the Transaction.

[3]

Income tax benefit in fiscal 2006 includes a $250.3 million reversal of Palm’s valuation allowance on its deferred tax assets based on the conclusion that it is more likely than not that Palm’s domestic deferred tax assets will be realized in the future and, accordingly, that it would be appropriate to release the valuation allowance recorded against those deferred tax assets.

[4]	Cash, cash equivalents and short-term investments pro forma as of May 31, 2007 do not include the proceeds of approximately $64.5 million received from the June 2007 sale of land.
[5]

Total debt as of May 31, 2005 and 2006 relates to convertible debt and a payable to ACCESS Systems related to the acquisition of the Palm brand. Total debt as of May 31, 2007 relates to payables to ACCESS Systems and to Oracle. The debt to ACCESS Systems relates to the acquisition of the Palm trademark in 2005 and is due in equal installments in May 2008 and in November 2008. The debt to Oracle relates to the purchase of an Oracle license and is due in quarterly installments through July 2009. Total debt on a pro forma basis relates to payables to Access Systems, to Oracle and the new debt.

[6]

Elevation will invest $325.0 million in Palm in the form of 325,000 shares of Series B Convertible Preferred Stock, which will represent approximately 27% of the voting shares outstanding of Palm on an as-converted basis. Palm will incur issuance costs of approximately $11.5 million relating to the Series B Convertible Preferred Stock.

[7]

EBITDA represents net income before net interest income (expense), income taxes, depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined in accordance with Generally Accepted Accounting Principles (“GAAP”) and Palm’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude stock-based compensation, net other non-operating income (expense), in-process research and development, legal settlements, restructuring charges (adjustments) and employee separation costs. Palm presents EBITDA and Adjusted EBITDA because the Company believes them to be additional useful indicators of their operating performance. Palm’s management uses Adjusted EBITDA principally as a measure of its operating performance and believes that Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in industries similar to ours. Palm also believes Adjusted EBITDA is useful to the Company’s management and investors as a measure of comparative operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

The reconciliation of net income to EBITDA to Adjusted EBITDA is as follows (dollars in thousands):

	Years ended May 31,			Pro forma for the year ended May 31, 2007
	2005	2006	2007
Net income	$66,387	$336,170	$56,383	$29,672
Interest (income) expense, net	(4,432)	(14,020)	(23,988)	16,706
Income tax provision (benefit)	14,144	(219,523)	36,044	18,741
Depreciation and amortization	23,352	19,701	21,631	21,631

EBITDA	$99,451	$122,328	$90,070	$86,750

Adjustments
Stock-based compensation[a]	$2,027	$1,769	$24,255	$26,975
Other non-operating income (expense), net[b]	1,429	2,684	1,619	1,619
In-process research and development[c]	—	—	3,700	3,700
Restructuring charges (adjustments)[d]	(360)	792	—	—
Legal settlements[e]	—	23,775	—	—
Employee separation costs[f]	3,400	—	—	—

Adjusted EBITDA[g]	$105,947	$151,348	$119,644	$119,044

[a]	Amounts represent non-cash stock-based compensation expense.
[b]	Other non-operating income (expense), net represents fees and expenses for asset and cash management and gains (losses) on sale of cash investments.
[c]

In-process research and development for fiscal 2007 represents a write-off during the third quarter of fiscal 2007 of in-process research and development which was acquired in conjunction with the purchase of assets and which had not yet reached technological feasibility and had no alternative future use.

[d]

Restructuring charges (adjustments) are recorded in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, and are recorded as incurred. Restructuring charges (adjustments) consist of workforce reductions, facilities and property and equipment disposed of or removed from service and canceled projects recorded during fiscal 2003 through fiscal 2006.

[e]	Represents legal settlements in the fourth quarter of fiscal 2006, including a $22.5 million settlement with Xerox Corporation, as well as an additional settlement for $1.3 million.
[f]

Represents employee separation costs in fiscal year 2005 of $3.1 million recorded for one-time payments to certain of Palm’s employees, including Palm’s former chief executive officer, and $0.3 million associated with unvested shares of Palm restricted stock and a portion of the unvested options to purchase shares of Palm common stock that had their vesting accelerated in connection with employee separation costs

[g]	Adjusted EBITDA on a pro forma basis includes the anticipated annual cash salary of Jonathan Rubinstein of $0.6 million upon the closing of the Transaction.
[8]

Ratio of net debt to Adjusted EBITDA represents the debt disclosed in the balance sheet data above as of the period minus cash, cash equivalents and short-term investments divided by Adjusted EBITDA. For purposes of calculating this ratio for the pro forma May 31, 2007 period, we have included in the calculation of net debt the proceeds of approximately $64.5 million received from the sale of land which occurred in June 2007.

[9]	Ratio of pro forma Adjusted EBITDA to pro forma interest expense represents Adjusted EBITDA divided by the total interest expense less the amortization of transaction fees.